UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 16, 2014 (December 15, 2014)

THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio		44143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (440) 461-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2014, The Progressive Corporation (“Progressive”) entered into a Stock Purchase Agreement to acquire approximately 62% of the capital stock (on a fully diluted basis) of ARX Holding Corp., a privately held Delaware corporation (“ARX”). Progressive currently owns approximately 5% of ARX’s capital stock. ARX is the holding company for American Strategic Insurance Corp. and its affiliates, one of the top 20 largest homeowners carriers in the United States.

The Stock Purchase Agreement was entered into by Progressive, ARX, and the following selling shareholders: XL Re Ltd.; Fasteau Insurance Holding, LLC; Marc Fasteau; Marc Fasteau, as Trustee of the Marc Fasteau 2012 Irrevocable Trust; Marc Fasteau, as Trustee of the Alexis Fasteau 2008 Irrevocable Trust; Flexpoint Fund, L.P.; New Capital Partners Private Equity Fund, L.P.; Gregory E. Stewart; and Stewart Insurance Holdings, LLLP. The purchase price per share will be calculated as follows: (a) the sum of (i) 2.6 multiplied by the consolidated tangible net book value of ARX as of December 31, 2014, and (ii) the exercise price of all in-the-money options to acquire shares of common stock of ARX outstanding as of such date, divided by (b) the total number of outstanding shares of ARX’s capital stock, determined on a fully diluted basis prior to the closing of the transaction. Progressive currently estimates that the aggregate purchase price will be approximately $875 million.

The Stock Purchase Agreement includes customary representations, warranties and covenants from the selling shareholders, ARX and Progressive. The closing of the transaction is expected to occur by April 1, 2015, subject to certain customary conditions, including, without limitation, the satisfaction of regulatory approval requirements. The Stock Purchase Agreement also provides, in addition to other termination rights of the parties, that Progressive may terminate the Stock Purchase Agreement (i) on or prior to January 7, 2015 if Progressive discovers, in the course of its ongoing due diligence review of ARX, an event, circumstance or condition that could reasonably be expected to have a material adverse effect on ARX or evidence of significant financial or accounting irregularities at ARX, or (ii) if, on or before January 7, 2015, ARX has failed to obtain, from the shareholders of ARX who are not selling their shares to Progressive in the transaction, (a) an acknowledgment and other agreements with respect to certain matters under the existing agreement among the shareholders of ARX and (b) executed counterparts of the Amended Stockholders’ Agreement (defined below).

At the closing of the transaction contemplated by the Stock Purchase Agreement, subject to the conditions and termination rights set forth therein, Progressive and the other continuing ARX shareholders and stock option holders are expected to enter into an amended and restated stockholders’ agreement to address their respective rights and obligations after such closing (the “Amended Stockholders’ Agreement”). Among other provisions, the Amended Stockholders’ Agreement will provide the non-Progressive shareholders with rights to put all of their shares to Progressive in two installments, one in early 2018 and one in early 2021. Progressive likewise will have the right to call shares from the other shareholders in each of 2018 and 2021. If these rights are exercised in full when available, Progressive’s ownership stake in ARX capital stock would exceed 80% in 2018, and Progressive would acquire all of the remaining capital stock of ARX in 2021. The purchase prices for shares to be purchased by Progressive pursuant to these put or call rights under the Amended Stockholders’ Agreement will be determined by adding (A) the price per share paid under the Stock Purchase Agreement (as described above), to (B) the product of the change in per share net tangible book value of ARX between December 31, 2014 and December 31, 2017 (for the 2018 put or call purchases) or December 31, 2020 (for the 2021 put or call purchases) times a multiple of between 1.0 and 2.0. The multiple will be determined based on the growth and profitability of ARX’s business over the applicable time period, pursuant to criteria to be included in the Amended Stockholders’ Agreement.

Item 7.01 Regulation FD Disclosure.

On December 16, 2014, Progressive issued a press release announcing the transaction discussed in Item 1.01 hereof. A copy of the press release is attached hereto as Exhibit 99.

Progressive will hold a conference call at 9 a.m. Eastern Time on December 18, 2014, to discuss the transaction and respond to questions. Please see the press release attached hereto as Exhibit 99 for details about the conference call.

The information in this Item 7.01 and Exhibit 99 to this report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2014
THE PROGRESSIVE CORPORATION

By: /s/ Jeffrey W. Basch
Name: Jeffrey W. Basch
Title: Vice President and
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description
99	99	Press Release of The Progressive Corporation dated December 16, 2014